EXHIBIT 10.2


                                    GUARANTY

         FOR VALUE RECEIVED, Joseph A. Marino hereby absolutely and unconditionally guarantees to Cardia, Inc., a Minnesota corporation (the "Company") that in the event the Company fails to obtain subscriptions for at least 400,000 shares of the Company's common stock, $0.01 par value per share, in the Company's Rights Offering of 500,000 shares of its common stock, he will subscribe for and purchase, at the subscription price set forth in the prospectus describing the Rights Offering, that number of shares of the Company's common stock necessary to reach subscriptions for an aggregate of 400,000 shares in the Rights Offering.

         This Guaranty shall be binding upon Joseph A. Marino and his executors, heirs, successors and assigns. Any invalidity or unenforceability of any provision of this Guaranty shall not affect other lawful provisions of it and, to this end, the provisions of this Guaranty are declared to be severable. This Guaranty shall be governed by the internal laws of the State of Minnesota without regard to the choice of law provisions of any jurisdiction. This Guaranty shall expire at such time as the Rights Offering has expired.


Dated: January 27, 1999                 /s/ Joseph A. Marino
                                        ----------------------------------------
                                        Joseph A. Marino